THIRD AMENDMENT TO
                                CREDIT AGREEMENT

         This Third Amendment to Credit Agreement (the "Amendment") is entered into this 31st day of May, 2001, by and between FIFTH THIRD BANK, an Ohio banking corporation (the "Bank") and INTERLOTT TECHNOLOGIES, INC., a Delaware corporation (the "Borrower").

         WHEREAS, Bank and Borrower entered into that certain Credit Agreement dated as of January 25, 2001, as amended by the First Amendment to Credit Agreement dated January 25, 2001, as amended by the Second Amendment to Credit Agreement dated April 12, 2001 (as amended, the "Agreement");

         WHEREAS, Bank and Borrower desire to amend the Agreement, pursuant to the terms and conditions set forth herein.

         NOW THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.       Amendments.

         (a) Section 2, Subsections 2.1(a), (c) and (g) of the Agreement are hereby amended and restated in their entirety as follows:

                  2.1. Revolving Loans. (a) Subject to the terms and conditions hereof, Bank hereby extends to Borrower a line of credit facility (the "Facility") under which Bank will make loans (the "Revolving Loans") to Borrower at Borrower's request from time to time during the term of this Agreement in amounts not exceeding the lesser of (A) Thirty Million Dollars ($30,000,000.00) less (i) Letter of Credit Liabilities and less (ii) the Swap Reserve (as defined in this paragraph); or
                  (B) the sum of (i) 85% of the net amount of Borrower's Eligible Accounts plus (ii) the lesser of (a) 50% of the net amount of Borrower's Eligible Inventory or (b) Four Million Five Hundred Thousand Dollars ($4,500,000.00) plus (iii) 70% of the net amount of Borrower's Eligible Lease Payments (subject to Section 4.12 hereof)less (iv) Letter of Credit Liabilities, and less (v) the Swap Reserve. Notwithstanding the foregoing, Bank may create and maintain reserves taken as reductions of Revolving Loan availability (the "Reserves") from time to time based on such credit and collateral considerations as Bank may commercially reasonably deem appropriate. Additionally, Bank shall create and maintain a reserve, taken in connection with the potential liability of Bank under the Indemnity Agreement in the amount of $150,000, which amount may be increased at any time as Bank in its sole discretion elects (the "Swap Reserve"). Subject to the foregoing, Borrower may borrow, prepay, and reborrow under the Facility, provided that the principal amount of all Revolving Loans outstanding at any one time under the Facility will not exceed Thirty Five Million Dollars ($30,000,000.00) less the Letter of Credit Liabilities, and less the Swap Reserve. If the amount of Revolving Loans outstanding at any time under the Facility exceeds the limits set forth above, Borrower will immediately pay the amount of such excess to Bank in cash, provided however if the excess results from the Bank taking Reserves which had not been previously taken or from Bank deeming previously Eligible Accounts, Eligible Inventory or Eligible Lease Payments to be no longer eligible, then Borrower will, within two (2) days of written notice from Bank, pay the amount of the excess to Bank in cash. In the event Borrower fails to pay such excess, Bank may, in its discretion, setoff such amount against Borrower's accounts at Bank.

                  (c) On the execution of the Amendment, Borrower shall duly issue and deliver to Bank an amended and restated Revolving
                  Note in the form of Exhibit 2.1 attached to the Amendment (the "Revolving Note") in the principal amount of $30,000,000.00 bearing interest as set forth in the Revolving Note.

                  (g) The term of the Facility will expire on May 31, 2004 (the "Termination Date") and the Revolving Note will become payable in full on that date.

          (b) Section 2, Subsection 2.2(f) is hereby amended and restated as follows:

                  (f) Borrower shall have the right to prepay the Revolving Loans in whole at any time, or in part from time to time, provided that, at any time when a Pricing Option is in effect, no prepayment of such portion of the principal amount of the Revolving Loans as is subject to such Pricing Option shall be made except on the last day of the applicable Interest Period unless such prepayment shall include all fees and costs relating to such prepayment including but not limited to break funding fees. Each notice of prepayment shall be irrevocable and shall obligate Borrower to prepay the amount stated therein on the date stated therein. Notwithstanding the foregoing, in the event that Borrower prepays the Revolving Loans in full on or before May 31, 2002, Borrower shall pay a prepayment penalty equal to 1.5% of the face amount of the Revolving Note. In the event that Borrower prepays the Revolving Loans in full after May 31, 2001, but on or before May 31, 2003, Borrower shall pay a prepayment penalty equal to 1.0% of the face amount of the Revolving Note. In no other event shall any prepayment penalty be applicable.

          (c) Section 2, Subsection 2.10 (b) is hereby amended in its entirety as follows:

                  2.10(b) Unused Facility Fee. So long as this Agreement is in effect, Borrower will pay to Bank an unused facility fee at an annual rate in an amount equal to a) the Facility Fee Margin multiplied by b) an amount equal to that portion of the Facility that is not outstanding on each day (the "Unused Facility Fee"), which will be payable on the first (1st) day of each calendar quarter in arrears for the previous calendar quarter with a final payment due on the termination of this Agreement.

          (d) Section 2, Subsection 2.12 (f) is hereby amended and restated in its entirety as follows:

                  2.12(f). Letter of Credit Fees. (i) As to commercial Letters of Credit, Borrower shall pay to Bank a letter of credit fee equal to the Bank's standard Letter of Credit fees as to commercial Letters of Credit (which are currently as set forth on Exhibit. 2.12 (f)) payable upon issuance of such Letter of Credit(s) ("Commercial Letter of Credit Fee") with respect to the stated amount of each such Letter of Credit. Borrower shall also be responsible for fees customarily charged by the Bank in connection with the issuance, drawings or transfers of a commercial Letter of Credit. All computations of interest and fees shall be made by Bank; interest and all fees stated as an annual rate shall be calculated on the basis of a year of 360 days, and charged in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by Bank of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

                  (ii) As to standby Letters of Credit, Borrower shall pay to Bank a per annum letter of credit fee in an amount equal to a) the Applicable Revolver LIBOR Margin in effect at the issuance of, and at each one year's anniversary of, each standby Letter of Credit, multiplied by b) the face amount of each such standby Letter of Credit, payable upon issuance of, and upon each one year anniversary of, each such standby Letter of Credit, in advance, prorated for any partial year (the "Standby Letter of Credit Fee"). Notwithstanding the foregoing, for purpose of the calculating the Standby Letter of Credit Fee on the existing standby Letter of Credit issued by Bank in favor of Firstar Bank, N.A. in the amount of Three Hundred Fifty Thousand Dollars ($350,000) the Standby Letter of Credit Fee shall be 1.50% per annum of the face amount of such standby Letter of Credit payable annually in advance through its current expiration date. Borrower shall also be responsible for fees customarily charged by Bank in connection with the issuance, drawings or transfers of a standby Letter of Credit. All computations of interest and fees shall be made by Bank; interest and fees as an annual rate shall be calculated on the basis of a year of 360 days, and charged in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by Bank of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error. As used in this Agreement, "Letter of Credit Fees" shall mean the Commercial Letter of Credit Fees and the Standby Letter of Credit Fees.

          (e)      Section 2 is hereby amended to add the following
          Subsection 2.12:

                  2.12 Hedge Agreements.Borrower shall by not later than June 30, 2001 enter into and continuously maintain throughout the term of this Agreement, one or more Hedge Agreements in form reasonably acceptable to Bank in which Borrower maintains at least an amount equal to 50% of the face amount of the Facility. Borrower's $10,000,000 Swap Agreement with Firstar Bank. N.A., shall be credited toward Borrower's compliance with this covenant. For purposes of this Subsection 2.12, "Hedge Agreement" shall mean any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement, or similar agreements or arrangement designed to protect against interest rate exposure or interest rate fluctuations, with a financial institution or institutions reasonably acceptable to Bank and which conforms to ISDA (or any successor) standards.

          (f) Section 4, Subsection 4.2 is hereby amended to add the following Subsection 4.2(j):

                  (j) Borrower shall within fifteen days of the close of each fiscal quarter complete, execute and deliver to Bank a certificate evidencing its Funded Debt to EBITDA Ratio in form to be supplied by Bank and reasonably acceptable to Borrower.

          (g) Section 4, Subsection 4.10 is hereby amended and restated in its entirety as follows:

                  4.10 Depository/Banking Services. So long as this Agreement is in effect, Bank will be the principal depository in which a majority of Borrower's funds are deposited (excepting de minimus accounts for the Borrower's convenience provided that Borrower gives Bank notice of the existence of any such accounts within thirty (30) days of being opened)), and the principal bank account of Borrower, as long as this Agreement is in effect, and Borrower will maintain in its principal bank account at all times collected funds in a minimum amount equal to .875% of the face amount of the Facility and shall grant Bank the first opportunity to provide any corporate banking services required by Borrower and its Affiliates, including, without limitation, payroll, cash management, treasury management, and employee benefit plan services.

          (h) Section 4.12 of the Agreement is hereby amended and restated in its entirety as follows:

                  4.12 Assignment of Lease Proceeds. Borrower shall use its best efforts to deliver to Bank no later than August 1, 2001 original fully executed Assignment of Lease Proceeds for all of Borrower's Leases outstanding as of January 25, 2001. Borrower shall use its best efforts to deliver to Bank Assignment of Lease Proceeds for all of Borrower's Leases executed after such date within sixty (60) days of the execution of any such Leases. Borrower shall use its best efforts to deliver to Bank Assignments of Lease Proceeds for all Leases acquired by Borrower from On Point within ninety
                  (90) days of the date such Leases are acquired. All Assignments of Lease Proceeds shall be in the form set forth in Exhibit 7.1 (g) or with such minor variations therefrom as reasonably approved by Bank. In the event that any Assignment of Lease Proceeds is not delivered to Bank within the time periods set forth herein, the revenue generated by such Leases shall be excluded from the definition of Eligible Lease Payments in determining Borrower's availability under the Facility.

          (i) Section 5, Subsection 5.1 is hereby amended and restated in its entirety as follows:

                  5.1 Indebtedness. Borrower will not incur, create, assume or permit to exist any additional Indebtedness for borrowed money (other than the Obligations) or Indebtedness on account of deposits, advances or progress payments under contracts, notes, bonds, debentures or similar obligations or other indebtedness evidenced by notes, bonds, debentures, capitalized leases or similar obligations in excess of $750,000.00 in the aggregate in any calendar year without the written consent of Bank in its sole discretion, except that the limitation contained herein shall not apply to: (a) performance bonds required to be obtained in connection with lottery Leases, and (b) the Subordinated Debt.


         (j) Section 5, Subsection 5.12 of the Agreement is deleted in its entirety.

         (k) Section 5, Subsection 5.13 of the Agreement is hereby amended and restated in its entirety as follows:

                  5.13 Minimum Tangible Net Worth. Borrower will not permit its Tangible Net Worth to be less than the amounts set forth below on the dates set forth below:

                  Date                                   Minimum Amount

                  5/31/01                                $15,953,000
                  9/30/01                                $16,617,000
                  12/31/01                               $18,142,000
                  3/31/02                                $18,151,000
                  6/30/02                                $18,738,000
                  9/30/02                                $19,365,000
                  12/31/02                               $19,221,000
                  3/31/03                                $19,726,000
                  6/30/03                                $19,968,000
                  9/30/03                                $20,000,000
                  12/31/03                               $20,000,000
                  3/31/04                                $20,000,000

         (l) Section 5, Subsection 5.14 of the Agreement is deleted in its entirety.

         (m) Section 5, Subsection 5.15 is hereby added to the Agreement as follows:

                  5.15 Funded Debt / EBITDA Ratio. Borrower will not at any time permit its Funded Debt to EBITDA ratio to exceed the ratio set forth below for Funded Debt as calculated on the date below and for EBITDA calculated based on a trailing twelve month period from the date set forth below:

                  Determination Date                              Ratio

                  6/30/01                                         3.00 : 1
                  9/30/01                                         3.10 : 1
                  12/31/01                                        3.00 : 1
                  3/31/02                                         3.00 : 1
                  6/30/02                                         2.50 : 1
                  9/30/02                                         2.50 : 1
                  12/31/02                                        2.25 : 1
                  3/31/03                                         2.25 : 1
                  6/30/03                                         2.00 : 1
                  9/30/03                                         2.00 : 1
                  12/31/03                                        1.75 : 1
                  3/31/04                                         1.75 : 1
                  6/30/04                                         1.75 : 1

         (n) Section 5, Subsection 5.16 is hereby added to the Agreement as follows:

                  5.16 Indebtedness to EBITDA Ratio. Borrower will not at any time permit its Indebtedness to EBITDA ratio to exceed the ratio set forth below for Indebtedness as calculated on the date below and for EBITDA calculated based on a trailing twelve month period from the date set forth below:

                  Determination Date                               Ratio

                  6/30/01                                          3.50 : 1
                  9/30/01                                          3.50 : 1
                  12/31/01                                         3.50 : 1
                  3/31/02                                          3.50 : 1
                  6/30/02                                          3.25 : 1
                  9/30/02                                          3.25 : 1
                  12/31/02                                         3.00 : 1
                  3/31/03                                          3.00 : 1
                  6/30/03                                          2.75 : 1
                  9/30/03                                          2.75 : 1
                  12/31/03                                         2.50 : 1
                  3/31/04                                          2.50 : 1
                  6/30/04                                          2.50 : 1


         (o) Section 5, Subsection 5.17 is hereby added to the Agreement as follows:

                  5.17 Maximum Annual Capital Expenditures. Borrower will not make any capital expenditure, or any commitment therefore, or obtain equipment subject to a purchase money security interest, trust deed or lease, in an amount exceeding $500,000 in the aggregate in any calendar year, without the written consent of Bank in its sole discretion.
         .

         (p) Section 5, Subsection 5.18 is hereby added to the Agreement as follows:

                  5.18 Minimum Fixed Charge Coverage Ratio. Borrower will not at any time permit its Fixed Charge Coverage Ratio to be less than the ratio set forth below calculated based on a trailing twelve month period from the date set forth below:

                  Determination Date                                 Ratio

                  6/30/01                                            2.25 : 1
                  9/30/01                                            2.25 : 1
                  12/31/01                                           2.25 : 1
                  3/31/02                                            2.25 : 1
                  6/30/02                                            3.00 : 1
                  9/30/02                                            3.00 : 1
                  12/31/02                                           3.00 : 1
                  3/31/03                                            3.00 : 1
                  6/30/03                                            3.00 : 1
                  9/30/03                                            3.00 : 1
                  12/31/03                                           3.00 : 1
                  3/31/04                                            3.00 : 1
                  6/30/04                                            3.00 : 1

          (q) Section 5, Subsection 5.19 is hereby added to the Agreement as follows:

                  5.19 Cancelled Lease Units. Commencing on June 30, 2001, and measured at the end of each subsequent fiscal quarter, Borrower shall not permit lottery machines subject to Leases to be unilaterally cancelled without a corresponding sale or lease of replacement lottery machines during the preceding twelve month period which exceeds a number equal to 15% of the total number of lottery machines being leased by Borrower as of the end of such fiscal quarter.


          (r) Section 5, Subsection 5.20 is hereby added to the Agreement as follows:

                   5.20 Subordinated Debt. Borrower shall make no payments upon the Subordinated Debt, except that Borrower shall be permitted to make the scheduled monthly interest payment provided that: (i) Borrower is in compliance with all covenants set forth in Section 5 of the Credit Agreement;
                   (ii) there is no Event of Default or breach of the Credit Agreement or the Loan Documents (as defined therein), (iii) payment of the proposed payment will not cause Borrower to be in violation of the terms of the Credit Agreement or the Loan Documents (as defined therein). Borrower shall further be permitted to make one principal payment per fiscal quarter provided that Borrower has met each of conditions (i), (ii), and (iii) above, and further provided that Borrower shall have maintained available credit under the Facility (as defined in the Credit Agreement) of at least $2,000,000 plus the amount of the proposed principal payment on a proforma basis on each of: a) the last day of each month for the fiscal quarter prior to the quarter in which the proposed principal payment is to be made, and b) the last day of each month for the fiscal quarter in which the payment is made.


          (s) Exhibit A to the Agreement, paragraph 5 is hereby amended and restated in its entirety as follows:

                  "Applicable Revolver Prime Margin" shall mean the Applicable Revolver Prime Margin, expressed as a percentage, which shall be .50% from June 1, 2001 until the next Calculation Date, and thereafter determined based on the Funded Debt to EBITDA Ratio of Borrower as follows:

                  Applicable Revolver Prime Margin            Funded Debt to EBITDA Ratio
                  - .50%                                      Less than 1.75:1.00

                  - .25%                                      Equal to or greater than 1.75:1.00 but
                                                              less than 2.25 : 1.00

                  0%                                          Equal to or greater than 2.25 : 1:00 but
                                                              less than 2.50 : 1.00

                  +.25%                                       Equal to or greater than 2.50 : 1:00 but
                                                              less than 2.75 : 1.00

                  +.50%                                       Equal to or greater than 2.75:1.00

                  The Funded Debt to EBITDA Ratio shall be calculated as set forth in the definition of Funded Debt to EBITDA Ratio on each Calculation Date.

          (t) Exhibit A to the Agreement, paragraph 6 is hereby amended and restated in its entirety as follows:

                  "Applicable Revolver LIBOR Margin", expressed as a percentage, shall be 3.00% from June 1, 2001 until the next Calculation Date and thereafter as determined based on the Funded Debt to EBITDA Ratio of Borrower, as follows:

                  Applicable Revolver LIBOR Margin            Funded Debt to EBITDA Ratio
                  2.0%                                        Less than 1.75:1.00

                  2.25%                                       Equal to or greater than 1.75:1.00 but
                                                              less than 2.25 : 1.00

                  2.50%                                       Equal to or greater than 2.25 : 1:00 but
                                                              less than 2.50 : 1.00

                  2.75%                                       Equal to or greater than 2.50 : 1:00 but
                                                              less than 2.75 : 1.00

                  3.00%                                       Equal to or greater than 2.75:1.00


                  The Funded Debt to EBITDA Ratio shall be calculated as set forth in the definitions of Funded Debt to EBITDA Ratio on each Calculation Date.


          (u) Exhibit A to the Agreement, paragraph 11 is hereby amended and restated in its entirety as follows:

                  "Calculation Date" means in regards to the calculation of Funded Debt to EBITDA Ratio the first day of the calendar month following the month of receipt by Bank from Borrower of Borrower's audited financial statement for any calendar year end period or receipt from Borrower by Bank of Borrower's 10K or 10Q for any other calendar quarter provided however if such audited financial statement, 10K or 10Q is received in the last three (3) business days of the month it shall be deemed received in the next calendar month. Borrower shall deliver to Bank its audited calendar year end financial statement within 5 days of its receipt by Borrower and its 10K or 10Q within five (5) days of filing by the Borrower.


         (t) Exhibit A to the Agreement, paragraph 17 is hereby amended and restated in its entirety as follows:

                  "EBITDA" means net income of Borrower before taxes, interest expense, depreciation and amortization expenses, plus principal payments received from sales type lease payments, and less extraordinary gains.

         (t) Exhibit A to the Agreement, paragraph 58 is hereby amended and restated in its entirety as follows:

                  "Standby and Commercial Letter of Credit Commitment" means Two Million Five Hundred Thousand Dollars ($2,500,00.00).

          (u) Exhibit A to the Agreement, paragraph 60 is hereby amended and restated in its entirety as follows:

                    "Tangible Net Worth" means the total of the capital stock (less treasury stock), paid-in surplus, general contingency reserves and retained earnings (deficit) of Borrower, and the value of all leases acquired from On Point, all as determined and/or valued in accordance with generally accepted accounting principles, after eliminating all inter-company items and all amounts properly attributable to minority interests, if any, in the stock and surplus of any Subsidiary plus subordinated debt there to
                                     ----
                    Borrower's shareholders as a result of cash loans to the Borrower, minus the following items (without duplication
                               -----
                    of deductions) if any, appearing on the consolidated balance sheet of Borrower: (i) all deferred charges (less amortization, unamortized debt discount and expense and corporate organization expenses); (ii) the book amount of all assets which would be treated as intangibles under generally accepted accounting principles, including, without limitation, such items as good-will, trademark applications, trade names, service marks, brand names, copyrights, patents, patent applications and licenses, and rights with respect to the foregoing; (iii) the amount by which aggregate net inventories or aggregate net securities appearing on the consolidated balance sheet exceed the lower of cost or market value (at the date of such balance sheet) thereof; (iv) any subsequent write-up in the book amount of any asset resulting from a revaluation thereof from the book amount entered upon acquisition of such asset; and (v) any outstanding stock warrants.

          (v) Exhibit A to the Agreement, is hereby amended to add the following definitions:

                  "Facility Fee Margin", expressed as a percentage, shall be .50% from the date of execution of this Amendment until the next Calculation Date and thereafter as determined based on the Funded Debt to EBITDA Ratio of Borrower, as follows:

                  Facility Fee Margin                         Funded Debt to EBITDA Ratio
                  .125%                                       Less than 1.75:1.00

                  .25%                                        Equal to or greater than 1.75:1.00 but
                                                              less than 2.25 : 1.00

                  .25%                                        Equal to or greater than 2.25 : 1:00 but
                                                              less than 2.50 : 1.00

                  .375%                                       Equal to or greater than 2.50 : 1:00 but
                                                              less than 2.75 : 1.00

                  .50%                                        Equal to or greater than 2.75:1.00

                  The Funded Debt to EBITDA Ratio shall be calculated as set forth in the definitions of Funded Debt to EBITDA Ratio on each Calculation Date

                  "Fixed Charges" means the sum of Borrower's scheduled principal payments (including principal payments arising from the acquisition of the assets of On-Point), interest, dividends, income tax expense as reported on Borrower's profit and loss statements, capital lease payments and unfinanced capital expenditures (excluding Borrower's cost of lottery machines subject to Leases) for the applicable measurement period. Notwithstanding the foregoing, Fixed Charges shall not include principal payments on the Subordinated Debt.

                  "Fixed Charge Coverage Ratio" means the ratio of (a) Borrower's EBITDA for the applicable measurement period to (b) Borrower's Fixed Charges for the applicable measurement period.

                  "Funded Debt" means the sum of Borrower's Obligations to Bank or any other lender or financial institution for borrowed money, including capitalized leases, and Subordinated Debt, and the total amount of outstanding debt of Borrower incurred in acquiring the assets of On-Point (including but not limited to the $9,000,000 seller note), as reflected on Borrower's balance sheet.

                  "Funded Debt to EBITDA Ratio" means the ratio of Borrower's Funded Debt to the Borrower's EBITDA. The Funded Debt to EBITDA Ratio shall be calculated for each calendar quarter on each Calculation Date and shall be effective from each Calculation Date to the subsequent Calculation Date. The calculation of the Funded Debt to EBITDA Ratio shall be based upon Borrower's audited year end financial statement for the year end calculation and upon applicable securities filing forms 10Q or 10K for other calendar quarterly periods. The calculation shall be made on a trailing twelve month basis. The first calculation period shall commence for the twelve month period ending March 31, 2001.

                  "On Point" means On-Point Technology Systems, Inc., a Nevada corporation.

                   "Subordinated Credit Agreement" means that certain
                  Subordinated Credit Agreement between Bank and Borrower of even date herewith.

                  "Subordinated Debt" means all Obligations of Borrower to Bank under the Subordinated Credit Agreement.


         2. Representations, Warranties and Covenants of Borrower. To induce Bank to enter into this Amendment, Borrower represents and warrants as follows:

         (a)      The representations and warranties of Borrower contained in
                  Section 3 of the Agreement are deemed to have been made again on and as of the date of execution of this Amendment, and are true and correct as of the date of execution hereof.

         (b) The person executing this Amendment is a duly elected and acting officer of Borrower and is duly authorized by the Board of Directors of Borrower to execute and deliver this Amendment and such note on behalf of Borrower.

         3.       Costs and Expenses.      Upon execution of this Amendment
                 Borrower shall pay to Bank a commitment fee of $125,000, as well as all of Bank's costs and expenses, including reasonable attorney's fees, incurred in connection with this Amendment.

         4. Conditions. Bank's obligations under this Amendment are subject to the following conditions:

          (a) Borrower has executed and delivered to Bank this Third Amendment to Credit Agreement.

          (b) Borrower has executed and delivered to Bank the Amended and Restated Revolving Note attached hereto as Exhibit 2.1.

          (c) Borrower shall have available credit under the Facility in the minimum amount of $1,750,000.

          (d) The representations and warranties of Borrower in Section 2 hereof shall be true and correct on the date of execution of this Amendment.

          (e) Borrower has paid the Commitment Fee in the amount of $125,000, and has paid all expenses and attorneys' fees incurred by Bank in connection with the preparation, execution and delivery of this Amendment and related documents.

          (f) Borrower has executed and delivered to Bank the Borrower's Certificate attached hereto.

          (g) Borrower has executed and delivered to Bank such security documents as Bank may reasonably request, including but not limited to such documents as are sufficient to provide Bank with a first and best lien upon all assets acquired from On Point, including but not limited to UCC-1 financing statements to be filed in California, Illinois and Missouri, and mortgages upon all patents and other intellectual property.

         5.       General

          (a) Except as expressly modified hereby, the Agreement remains unaltered and in full force and effect. Borrower acknowledges that Bank has made no oral representations to Borrower with respect to the Agreement and this Amendment thereto and that all prior understandings between the parties are merged into the Agreement as amended by this writing. All Loans outstanding on the date of execution of this Amendment shall be considered for all purposes to be Loans outstanding under the Agreement as amended by this Amendment.

          (b) Capitalized terms used and not otherwise defined herein will have the meanings set forth in the Agreement.

          (c) This Amendment shall be considered an integral part of the Agreement, and all references to the Agreement in the Agreement itself or any document referring thereto shall, on and after the date of execution of this Amendment, be deemed to be references to the Agreement as amended by this Amendment.

          (d) This Amendment will be binding upon and inure to the benefit of Borrower and Bank and their respective successors and assigns.

          (e) All representations, warranties and covenants made by Borrower herein will survive the execution and delivery of this Amendment.

          (f) This Amendment will, in all respects, be governed and construed in accordance with the laws of the State of Ohio.

          (g) This Amendment may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

          (h) Bank hereby consents to Borrower's acquisition of the assets of On Point pursuant to the Asset Purchase Agreement by and between Borrower and On Point dated February 23, 2001and the transactions contemplated therein, and agrees that the execution of the Asset Purchase Agreement and the effectuation of the transactions contemplated thereby shall not constitute a breach of this Agreement as amended herein.

          (i) Bank acknowledges that Borrower shall or may establish an additional place of business at San Marcos, California in connection with the acquisition of assets from On Point, consents to the establishment of such new place of business, and agrees that such shall not constitute an Event of Default under the Credit Agreement or the Loan Documents.


         IN WITNESS WHEREOF, Borrower and Bank have executed this Amendment by their duly authorized officers as of the date first above written.

                                      INTERLOTT TECHNOLOGIES, INC.

                                      By:______________________________

                                      Its:______________________________


                                      FIFTH THIRD BANK

                                      By:______________________________

                                      Its:______________________________